Exhibit 99.1

Key Energy Services, Inc.
News Release
For Immediate Release:	Contact: John Daniel
Wednesday, November 22, 2006	(713) 651-4300

KEY ENERGY LENDERS AMEND CREDIT FACILITY

Amendments Reduce Interest Expense, Increase Covenant Flexibility

HOUSTON, TX, November 22, 2006 — Key Energy Services, Inc. (Pink Sheets: KEGS) today announced that the lenders under its $547.25 million Senior Credit Facility (the “Facility”) have amended the Facility pursuant to the Company’s previously announced amendment request.

Credit Facility Amendments

In light of strong market conditions and the recent completion of the restatement process, the Company requested and received more favorable terms under the Facility.  Specifically, the Facility was amended to:

1)              Give the Company until July 31, 2007 to file its 2006 Annual Report on Form 10-K and waive any defaults due to failure to file compliant SEC reports for prior periods;

2)              Reduce the Eurodollar interest rate spread from 3.75% to 2.50% and commitment fees from 0.50% to 0.375% under the Senior Credit Facility;

3)              Increase the limitation on capital expenditures through 2009 to $225 million;

4)              Increase the stock repurchase basket from $50 million to $250 million and permit repurchases before the Company has made all required SEC filings (the Company will still be subject to securities laws limitations on its ability to repurchase stock before it has released current financial information);

5)              Increase the permitted acquisitions basket from $50 million to $100 million; and

6)              Eliminate the provision requiring the Company to prepay the term loan with excess cash flow.

1301 McKinney Street, Suite 1800, Houston, TX 77010

In addition, the lenders under the Facility agreed to waive the requirement that the Company issue select financial data monthly.  The Company will, however, continue to release its monthly rig and trucking hours as well as provide select quarterly financial data and host quarterly investor conference calls.

Bill Austin, the Company’s Chief Financial Officer, stated, “We are pleased that our requested amendments to the Senior Credit Facility have been approved.  We appreciate the continued support of our lenders.  The amendments will result in a reduction in the annual interest expense on our Senior Credit Facility of nearly $6 million annually and will provide the Company with increased flexibility to grow.”

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: uncertainties affecting whether the Company will be able to complete and file financial statements for 2004, 2005 and 2006, and the timing thereof; the risk of possible changes in the scope and nature of, and the time required to complete, the audit of the Company’s 2004, 2005 and 2006 financial statements; the impact of governmental investigations; possible legal consequences of failure to file compliant SEC filings for 2003, 2004 and 2005; risks relating to whether the Company will be able to obtain a waiver from the SEC with respect to selected unaudited financial data; risks that the Company will be unable to satisfy the requirements for re-listing on a national stock exchange or the timing thereof; potential impact on operations of the Company’s ongoing process to complete 2004, 2005 and 2006 financial statements; the effect of on-going financial reporting and restatement-related expenses; possible additional tax liabilities as a result of the restatement of financial results; risks that the Company’s efforts to remediate internal control and accounting deficiencies will not be effective; potential financial or other effects of on-going class action and derivative litigation and litigation with former officers; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases; possible over supply of new rigs coming into the market and weather risks; risks associated with technology investments and the receptiveness of customers to the new technology investments; and risks that the Company will be unable to achieve budgeted financial targets and risks affecting activity levels for rig hours including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease.  Readers should also refer to the section entitled “Risk Factors” in the 2003 Financial and Informational Report filed with a Form 8-K/A on October 26, 2006 for discussion of risks arising from the restatement process and other risks to which the Company is subject.  Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.